EXHIBIT 99-2

VURV TECHNOLOGY, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
As of April 30, 2008
(Unaudited)

April 30,
2008
(In thousands, except share and per share information)
ASSETS
Current assets:
Cash and cash equivalents	$685
Accounts receivable, net of allowances of $257 as of April 30, 2008	8,850
Deferred commissions	1,174
Costs plus earnings in excess of billings	1,111
Prepaid expenses and other current assets	1,247
Total current assets	13,067
Property and equipment, net	4,890
Restricted cash	286
Deferred commissions, non-current	935
Goodwill	9,966
Other intangibles, net	1,520
Other assets	152
Total assets	$30,816

LIABILITIES, REDEEMABLE PREFERRED STOCK AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$2,824
Deferred revenue	17,218
Accrued compensation and benefits	1,813
Sales commissions payable	611
Notes payable	8,452
Capital lease obligations	1,181
Other current liabilities	2,336
Total current liabilities	34,435
Long-term liabilities:
Fair value of redeemable preferred stock conversion feature	20,316
Sales commissions, non-current	264
Notes payable, non-current	-
Capital lease obligations, non-current	968
Accrued rent expense	336
Other liabilities	257
Total long-term liabilities	22,141
Total liabilities	56,576

Redeemable preferred stock:
Series A, $0.001 par value, 17,200,000 shares authorized, issued and outstanding as of April 30, 2008	24,538
Series B, $0.001 par value, 4,480,000 shares authorized, issued and outstanding as of April 30, 2008	14,593
Series C, $0.001 par value, 1,288,660 shares authorized, issued and outstanding as of April 30, 2008	5,840
Series D, $0.001 par value, 1,882,353 shares authorized, issued and outstanding as of April 30, 2008	8,733
Total redeemable preferred stock	53,704

Stockholders’ deficit:
Common stock, par value $0.001, 75,000,000 shares authorized; 30,372,538 shares issued; 13,022,538 shares outstanding as of April 30, 2008	30
Treasury shares, at cost, 17,350,000 shares as of April 30, 2008	(7,833)
Additional Paid-In Capital	-
Accumulated other comprehensive loss	(195)
Accumulated deficit	(71,466)
Total stockholders’ deficit	(79,464)

Total liabilities, redeemable preferred stock, and stockholders’ deficit	$30,816

See accompanying notes.

VURV TECHNOLOGY, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
For the three months ended April 30, 2008 and 2007
(Unaudited)

	April 30,	April 30,
	2008	2007
Revenue:	(In thousands)	(In thousands)
Subscription and support	$9,360	$7,874
Professional services and other	3,789	2,964
License	440	629
Total revenue	13,589	11,467
Cost of revenue:
Subscription and support	2,821	2,224
Professional services and other	2,645	2,143
License	11	31
Total cost of revenue	5,477	4,398

Gross profit	8,112	7,069

Operating expenses:
Sales and marketing	4,714	3,503
Research and development	2,493	1,961
General and administrative	2,825	2,079
Total operating expenses	10,032	7,543
Operating loss	(1,920)	(474)
Other income (expense):
Increase in fair value of redeemable preferred stock conversion feature	38,240	(1,619)
Gain on cancellation of escrowed stock	-	-
Interest income	8	29
Interest expense	(309)	(185)
Other income (expense), net	37,939	(1,775)
Loss before provision for income taxes	36,019	(2,249)
Income taxes	(26)	-
Net income (loss)	$35,993	$(2,249)

See accompanying notes.

VURV TECHNOLOGY, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
For the three months ended April 30, 2008 and 2007
(Unaudited)

	April 30,	April 30,
	2008	2007
Cash flows from operating activities:
Net income (loss)	$35,993	$(2,249)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation and amortization	781	890
Provision for doubtful accounts/losses on accounts receivable	-	16
Increase in fair value of redeemable preferred stock conversion feature	(38,240)	-
Stock-based compensation expense	134	63
Change in fair value of embedded derivative	-	1,618
Changes in operating assets and liabilities which (used) provided cash:
Accounts receivable	2,359	(159)
Deferred commissions	420	(93)
Cost plus earnings in excess of billings	80	(163)
Prepaid expenses and other current assets	(91)	(63)
Accounts payable	177	(602)
Accrued compensation and benefits	(332)	238
Other accrued liabilities	252	(38)
Deferred revenue	(2,524)	412
Accrued sales commissions	(586)	(51)
Net cash used in operating activities	(1,577)	(181)

Cash flows from investing activity:
Purchases of property and equipment	(201)	(41)
Net cash used in investing activity	(201)	(41)

Cash flows from financing activities:
Repayment of capital lease obligations	(265)	(116)
Proceeds from notes payable	1,000	-
Repayments of notes payable	(286)	-
Proceeds from exercise of stock options	-	25
Net cash provided by (used in) financing activities	449	(91)

Effect of foreign currency exchange rate changes on cash and cash equivalents	-	(5)

Net decrease in cash and cash equivalents	(1,329)	(318)

Cash and cash equivalents—Beginning of period	2,014	3,236
Cash and cash equivalents—End of period	$685	$2,918

Supplemental disclosures of cash flow information:
Interest paid	$320	$25
Taxes paid	$11	$16

Supplemental schedule of non-cash investing and financing activities:
Capital lease purchases of property and equipment	$160	$150
Preferred stock fair value dividend requirements	$1,031	$962
Accrued property and equipment purchases	$82	$42

See accompanying notes.

VURV TECHNOLOGY, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

1. The Company and Summary of Significant Accounting Policies

Description of Company

Vurv Technology, Inc. and Subsidiaries (the Company) provides on-demand talent management applications and related support and services. The Company’s applications help businesses automate key activities of the talent management process, from initial sourcing and recruitment of employees through ongoing development, assessment, compensation, retention, and workforce optimization. The Company delivers its applications to its customers primarily as on-demand software through a standard web browser.

The Company was incorporated under the laws of the state of Florida on September 19, 1996 as Creative Systems Solutions, Inc. doing business as “Recruitmax.” The Company began selling resume management software for corporate human resources departments and staffing agencies under a perpetual license model. In 1997, the Company expanded its software offering to address the complex recruitment needs of the broader talent management market, and in 1998, the Company reengineered its software applications to be delivered on-demand over the Internet on a subscription basis. On November 4, 2003, in connection with its first institutional equity financing, the Company reincorporated in Delaware under the name Recruitmax Software, Inc.

Subsequently, the Company significantly expanded its family of talent management applications to address the complex performance management, compensation management and workforce optimization needs of the broader talent management market. In order to more accurately reflect the expansion of the applications that it offers, the Company changed its name to Vurv Technology, Inc. on February 28, 2006.

The Company is headquartered in Jacksonville, Florida, with offices located in Petaluma, California; Liberty Corner, New Jersey; Sydney, Australia; Paris, France, London, England and Singapore.

The Company’s fiscal year ends January 31. References to fiscal year 2008, for example, refer to the fiscal year ended January 31, 2008.

Basis of Presentation

The accompanying consolidated balance sheet as of April 30, 2008, the consolidated statements of operations for the three months ended April 30, 2008 and 2007 and the consolidated statements of cash flows for the three months ended April 30, 2008 and 2007 are unaudited. These unaudited consolidated financial statements have been prepared on the same basis as the audited consolidated financial statements for the year ended January 31, 2008, except that certain information and disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States of America have been condensed or excluded as permitted.

In the opinion of management, the unaudited consolidated financial statements include all adjustments of a normal recurring nature necessary for the fair presentation of the Company’s financial position as of April 30, 2008, and the Company’s results of operations for the three months ended April 30, 2008 and 2007 and cash flows for the three months ended April 30, 2008 and 2007. The results of operations for the three months ended April 30, 2008 are not necessarily indicative of the results to be expected for the year ending January 31, 2008.

These unaudited consolidated financial statements should be read in conjunction with the consolidated financial statements and related notes for the year ended January 31, 2008.

2.  Stock-Based Compensation

The Company’s Board of Directors adopted the Vurv Technology, Inc. Stock Option Plan (2004 Plan) that became effective March 18, 2004. The 2004 Plan provides for an aggregate of 4,000,000 shares of the Company’s common stock to be granted as stock options to employees, consultants, independent contractors, and directors.
Stock options are granted at the discretion of the Company’s Board of Directors at an exercise price and term determined by the Board of Directors. Exercise prices are not less than fair market value at the date of grant and the term of options is not greater than ten years. Options generally vest over a period of four years in four equal increments starting with the first anniversary of the employee’s hire date for initial grants or the grant date for subsequent grants to employees. As of April 30, 2008, there were 429,188 shares available for grant under the
2004 Plan, as amended.

The fair value of each option is measured at the grant date using a Black-Scholes option valuation model, which requires the use of a number of assumptions including volatility, risk-free interest rate, and expected dividends. The following assumptions were used in calculating the fair value of options granted in the period as indicated below.  There were no options granted in the three-months ended April 30, 2007:

Three Months Ended
April 30, 2008
Weighted-average expected term (in years) (1)	7
Expected stock volatility (2)	47%
Risk-free interest rate (3)	2.37%
Expected dividend yield	0%

(1) The expected life is based upon an average of the contractual life and the vesting period of the options.
(2) Expected volatility is based primarily on that of similar competitor companies that the Company believes produces an estimate that is representative of our expectations of the future volatility over the expected term of our option.
(3) The risk-free interest rate is based on the U.S. treasury security rate estimated for the expected life of the options at the date of grant.

Pursuant to SFAS 123(R), stock-based compensation cost is recognized ratably using the straight-line attribution method over the expected vesting period or to the retirement eligibility date, if less than the vesting period when vesting is not contingent upon any future performance. SFAS 123(R) requires the estimation of forfeitures when recognizing stock-based compensation cost and that this estimate of forfeitures be adjusted over the requisite service period should actual forfeitures differ from such estimates. Changes in estimated forfeitures are recognized through a cumulative adjustment, which is recognized in the period of change and which impacts the amount of unamortized stock-based compensation expense to be recognized in future periods. The Company has estimated forfeitures to be 25% based primarily on the Company’s historical forfeiture rate.

Stock Option Activity – The following table summarizes stock option activity since January 31, 2008, and related information:

	Weighted-Average	Weighted-Average	Weighted-Average
	Exercised	Remaining	Remaining
	Outstanding	Price per	Contractual
	Options	Share	Life (Years)
Balance, February 1, 2008	3,568,500	$3.05
Granted	66,500	3.88
Exercised		-
Forfeited, expired, exchanged, or canceled	(126,875)	2.81

Balance, April 30, 2008	3,508,125	3.00	7.80

Expected to Vest at April 30, 2008	1,064,367	3.77	8.80
Exercisable at April 30, 2008	2,088,969	2.60	7.10

The aggregate intrinsic value of options outstanding, exercisable, and expected to vest at April 30, 2008, was $1.1 million, $1.1 million, and $17,000, respectively. This amount represents the total pre-tax intrinsic value (the difference between our closing stock price based on the most recent valuation obtained for fiscal year 2009, and the exercise price, multiplied by the number of  in-the-money options) that would have been received by the option holders had all option holders exercised their options on April 30, 2008. No stock options were exercised during the three month period ended April 30, 2008.

 The weighted-average fair value of options granted and vested during the three months ended April 30, 2008 was $1.08 per option and $1.21 per option, respectively.

At April 30, 2008, there was $1.5 million of total unrecognized stock-based compensation cost related to non vested stock-based compensation arrangements, including options. That cost is expected to be recognized over a weighted-average period of 2.8 years.

Total stock-based compensation expense for the three months ended April 30, 2008 and 2007 was $134,000 and $63,000, respectively.

3.  Intangible Assets and Goodwill
     The Company’s intangible assets are summarized as follows (in thousands):

			Weighted-
			Average
	April 30,	January 31,	Amortization
	2008	2008	Period
Goodwill	$9,966	$9,966	–
Trademark	120	120	42 months
Existing technology	2,872	2,872	46 months
Customer relationships	934	934	49 months
Favorable lease	47	47	43 months
	13,939	13,939
Accumulated amortization	(2,453)	(2,279)
	$11,486	$11,660

All of the Company’s finite-lived acquired intangible assets are amortized on a straight-line basis over their estimated useful lives. The weighted-average amortization period for the intangible assets is approximately 47 months. Amortization expense for acquired intangible assets was $174,000 and $267,000 for the three months ended April 30, 2008 and 2007, respectively.

For periods subsequent to April 30, 2008, estimated amortization expense for intangible assets is as follows (in thousands):

Remainder of fiscal 2009	$470
2010	607
2011	291
2012	152
$1,520

4. Property and Equipment

     Property and equipment at April 30 and January 31, 2008 are as follows (in thousands):

	April 30, 2008	January 31, 2008
Computer hardware and software	$9,447	$9,045
Furniture and fixtures	1,288	1,248
Leasehold improvements	1,289	1,288
Total property and equipment	12,024	11,581
Accumulated depreciation and amortization	(7,134)	(6,529)
Property and equipment – net	$4,890	$5,052

Depreciation and amortization expense was $607,000 and $624,000 for the three months ended April 30, 2008 and 2007, respectively.

Fixed assets as of April 30, 2008 and January 31, 2008 included $4.2 million and $4.0 million, respectively, under capital lease agreements. Accumulated depreciation and amortization relating to equipment and software under capital leases totaled $2.0 million and $1.8 million as of April 30 and January 31, 2008, respectively.

5.  Convertible Redeemable Preferred Stock

The following table reflects the Company’s convertible redeemable preferred stock issuances for each of the dates as indicated (in thousands, except share and per share data):

			Issuance
Date Authorized	Title of Preferred	Number of Shares	Price	Value
and Issued	Stock Issuance	Issued	per Share	Received
November 6, 2003	Series A	17,200,000	$1.00	$17,200
December 28, 2004	Series B	4,480,000	2.5	11,200
May 15, 2006	Series C	1,288,660	3.88	5,000
January 11, 2007	Series D Junior	1,882,353	4.57	8,600

Pursuant to the Company’s certificate of incorporation and agreements related to the preferred stock issuances:
• In general, Series A and Series B, Series C, and Series D Junior (the Preferred Stock) holders carry certain voting rights, given certain restrictions and limitations, including but not limited to, prohibition from collectively voting to effect a change in control, increase or decrease the number of authorized shares of the Series A, Series B and Series C (Senior Preferred Stock), incur any indebtedness and materially change the nature of the Company’s business.
• In certain circumstances, the preferred stockholders have contractual registration rights as well as preemptive rights to purchase shares of common stock issued by the Company.
• All preferred stock shares earn dividends of 8% of the original issue price per share of the respective offerings on an annual basis. Dividends are cumulative and paid when and if declared by the Company’s Board of Directors. For the three months ended April 30, 2008 and 2007, the Series A had dividends in arrears of $6.2 million and $4.8 million, respectively; the Series B had dividends in arrears of $3.0 million and $2.1 million, respectively; the Series C had dividends in arrears of $786,000 and $386,000, respectively; and the Series D Junior had dividends in arrears of $835,000 and $195,000, respectively.  All dividends in arrears have been accrued in the consolidated financial statements in accordance with EITF Topic D-98.

Convertibility

Preferred stockholders are entitled to convert preferred stock shares into common stock shares at the option of the holder at any time after the date of issuance of such preferred shares. The number of common stock shares into which each share of Series A, B, C preferred stock, and D Junior preferred stock is convertible into is determined by dividing the conversion value, the original issue price per share, by the conversion price, adjusted by anti-dilution clauses (none of which have been triggered), in effect at the time of conversion. As of April 30, 2008, the Company had reserved 17,200,000, 4,480,000, 1,288,660, and 1,882,353 shares of common stock for conversion of Series A, Series B, Series C and Series D Junior, respectively.

Liquidation Preference
In the event of any liquidation, dissolution or winding up of the Company or a change in control (a liquidation event), the Series C shareholders will be entitled to receive, prior to and in preference to any Series A, Series B, Series D Junior, or common stock shareholders, an amount equal to the Series C original issue price, plus an amount equal to the Series C original issue price multiplied by 2% per quarter, compounded quarterly, less any dividend paid, plus all declared but unpaid dividends. If the funds are insufficient to permit full payment to the Series C shareholders, then the funds available shall be distributed ratably among the holders of the Series C preferred stock. After payment to the holders of the Series D Junior, Series C, Series B, and Series A, the entire remaining assets and funds of the Company legally available for distribution, if any, shall be distributed ratably among the holders of the common stock and Series C based on the number of shares held by each on an as-if converted basis.

In the event of any liquidation event, the Series B shareholders will be entitled to receive, prior to and in preference to any Series A or common stock shareholders, an amount equal to the Series B original issue price, plus an amount equal to the Series B original issue price multiplied by 2% per quarter, compounded quarterly, less any dividend paid, plus all declared but unpaid dividends. If the funds are insufficient to permit full payment to the Series B shareholders, then the funds available shall be distributed ratably among the holders of the Series B preferred stock.

In the event of any liquidation event, the Series A shareholders will be entitled to receive, prior to and in preference to any common stock shareholders, an amount equal to the Series A original issue price, plus an amount equal to the Series A original issue price multiplied by 2% per quarter, compounded quarterly, less any dividend paid, plus all declared but unpaid dividends. If the funds are insufficient to permit full payment to the Series A shareholders, after payment to the holders of the Series B Preferred Stock, then the funds available shall be distributed ratably among the holders of the Series A stock.

In the event of any liquidation event, after the payment in full of the Series C, Series B, and Series A liquidation preference, the holders of the Series D Junior shall be entitled to receive, prior and in preference to the holders of common stock, an amount equal to the sum of the Series D Junior original issue price, plus an amount equal to the Series D original issue price multiplied by 2% per calendar quarter, compounded quarterly, from the date of issuance of the share, less the amount of any dividend paid plus all declared but unpaid dividends on such share. If the funds are insufficient to permit full payment to the Series D Junior shareholders, then the funds available shall be distributed ratably among the holders of the Series D Junior shareholders.

Embedded Derivative Instrument

Pursuant to SFAS No. 133, the Company’s Preferred Stock is defined as a hybrid instrument.  These hybrid instruments are comprised of a debt instrument (redeemable Preferred Stock), as the host contract, and an embedded derivative consisting of the conversion feature, which derives its value, in part, based on the changes in fair value of the Company’s common stock.  The embedded derivative instrument is not clearly and closely related to the underlying debt instruments since the economic characteristics and risks associated with this derivative are based on equity values. Therefore, in accordance with SFAS No. 133, the Company has separated the embedded derivative instruments from the hybrid instruments based on their respective fair values and has classified the embedded derivatives as a non-current liability in the accompanying consolidated balance sheets.

In order to determine the SFAS No. 133 adjustment associated with Preferred Stock, the Company first determined the initial carrying amount of the embedded derivative instruments based on the fair value as of the dates they were issued. The Company then separated the fair value of the embedded derivative instrument from the Preferred Stock and has recorded the fair value of the embedded derivative at fair value with changes in the fair value of the derivative recognized into the consolidated statements of operations.  The fair value is based on significant unobservable inputs (Level 3) as defined by SFAS No. 157, Fair Value Measurement.  As of April 30, 2008, the value of the conversion feature was calculated on the value available based on the proposed sale of the Company (see Note 10) after the aggregate liquidation preference has been met, or the value available to common stock.   The conversion feature is equal to the estimated sum of the values received by each security from each of the break-points post the theoretical conversion into common stock based on estimated proceeds.  At such time that the Preferred Shareholders vote to redeem the Preferred Shares, the Company will be required to reclassify the Preferred Stock to a liability at its then fair value in accordance with SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity.

Changes in the fair value of the embedded derivative instruments are classified as a non-operating expense or income in the consolidated statements of operations. As of April 30 and January 31, 2008, the fair value of the embedded derivatives approximated $20,316,000 and $58,556,000, respectively, and are included as a non-current liability in the accompanying consolidated balance sheets.  Due to a decrease in the estimated value of the Company as of January 31, 2008, and the fair value of the Company based on the expected sale of the Company, the value of the conversion feature decreased by $38,240,000, which was reflected as non-operating income in the three-months ended April 30, 2008.

6.  Income Taxes

For the three months ended April 30, 2008, the Company recorded income tax expense of $26,000. This expense was principally due to the deferred tax liability generated by the difference in the basis of purchased goodwill for book and tax purposes.

7. Commitments and Contingencies

 Leases
The Company leases its office facilities and certain office equipment under various non-cancelable operating lease agreements with various expiration dates through fiscal year 2011. Total rent expense recognized in connection with these leases for the three months ended April 30, 2008 and 2007 was $362,000 and $365,000, respectively.

The Company leases certain computer software and equipment under various non-cancelable capital leases.  Interest rates under the leases range from 2% to 23% and expire on various dates through fiscal year 2010.

Future minimum payments under these leases as of April 30, 2008, were as follows (in thousands):

Years Ending January 31:	Capital Leases	Operating Leases
Remainder of fiscal 2009	$1,013	$844
2010	1,068	948
2011	341	662
2012	61	--
Future minimum lease payments	$2,483	$2,454
Amount representing interest	333
Present value of future minimum lease payments	2,150
Less current portion	(1,181)
Long-term portion	$969

Litigation
Kenexa Brassring, Inc. filed a civil lawsuit against the Company in the United States District Court for the District of Delaware for patent infringement on May 9, 2007. Kenexa asserts that the Company has infringed patent numbers 5999939 and 6996561.  Vurv Technology, Inc. believes that their product development practices are lawful, and the Company intends to vigorously dispute the complaint, which it believes is without merit.  The Company cannot predict the outcome of this suit as it is in a preliminary stage, and as such, the Company cannot predict the possible financial impact.  Accordingly, no liability is recorded for an adverse outcome in the litigation.

 In addition to the matter described above, the Company is subject to various claims and legal proceedings that arise from time to time in the ordinary course of its business. The Company believes that the resolution of these matters, and the matter described above, will not have a material effect on the Company's consolidated financial position, results of operations, or cash flows.

8. Comprehensive Income

Comprehensive income includes foreign currency translation gains and losses.

	Three Months Ended
	April 30,
	2008	2007
Net income	$36,116	$(2,249)
N Net foreign currency translation gain / (loss)	1	(12)

Comprehensive income	$36,117	$(2,261)

 9 Subsequent Events

On May 5, 2008, the Company entered into a definitive agreement with Taleo Corporation (Taleo) whereby Taleo would acquire all of the outstanding capital stock of the Company and assume employee stock options. The consideration was comprised of 4.1 million shares of Taleo Class A common stock, approximately $36.5 million in cash, subject to adjustment for third party expenses and certain other specified items, and the assumption of up to $9.0 million of debt. The transaction closed on July 1, 2008 and the $9.0 million of debt was paid-off at that time.